Exhibit 10.3

PERSONAL AND CONFIDENTIAL

To: Mr. Miroslaw ZIELINSKI                      Lausanne, June 16, 2017

Subject: Upgrade

Dear Miroslaw,

We confirm that effective July 1, 2017, the following conditions of your employment have been modified according to the information detailed below:

Grade: 26

Comparatio: 93%

You will continue to be entitled to participate in the PMI Variable Compensation schemes.

Incentive Compensation Award Program
As a grade 26 employee, you will be eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted by the Company from time to time). Each eligible employee has an annual IC award target that assumes a PMI company performance rating and an individual performance rating of 100.
As a grade 26 employee, for 2017 your target is 125% of your annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 1.

Stock Award Program
As a grade 26 employee, you will be eligible to participate in the Stock Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted by the Company from time to time). Each eligible employee has an annual stock award target that assumes an individual performance rating of 100.
As a grade 26 employee, for 2017 your target is 275% of your annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 2.

The Incentive Compensation and Stock Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

All other conditions relating to your employment with Philip Morris International Management SA remain as stated in your employment contract and in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,

PHILIP MORRIS INTERNATIONAL
MANAGEMENT SA

/s/ CHARLES BENDOTTI	/s/ ANDRÉ CALANTZOPOULOS
Charles Bendotti Senior Vice President Human Resources PMI	André Calantzopoulos Chief Executive Officer PMI

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01